Exhibit 10.11
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made this 30 day of December, 2003 (the “Effective Date”) by and between Stephen T. Winn, an individual resident of the State of Texas, (the “Executive”) with a residence at [***] and RealPage, Inc., a Delaware corporation (the “Employer”), having its chief offices at 4000 International Parkway, Carrollton, Texas 75007.
     WHEREAS, Employer desires to retain the services of Executive on the terms and conditions hereinafter set forth;
     WHEREAS, Executive desires to furnish services to Employer on the terms and conditions hereinafter set forth;
     WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship between Executive with Employer; and
     WHEREAS, the execution and delivery by Executive and Employee of this Agreement is an inducement and a condition to the investment by Apax Partners, Inc. and/or its affiliates (collectively, “Investor”) in preferred stock of the Employer, as provided in the Securities Purchase Agreement, of even date herewith, between Employer and investor;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:
1. Employment. Employer hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2. Employment Period. The period during which Executive shall furnish services to Employer hereunder (the “Employment Period”) shall commence on the Effective Date and shall end on the Date of Termination (as defined in Section 7(b) below). Nothing in this Section shall limit the right of Employer or Executive to terminate Executive’s employment hereunder on the terms and conditions set forth in Section 6 hereof.
3. Position and Duties.
          (a) Office; Reporting; Duties. During the Employment Period, Executive shall serve as Chairman of the Board and Chief Executive Officer of Employer and shall report directly to Employer’s Board of Directors. Executive shall have those powers, duties and perquisites consistent with the position of president and chief executive officer and such other powers and duties as may be prescribed by the Employer’s Bylaws and by the Board of Directors, provided that such other powers and duties are consistent with the scope, dignity and perquisites of Executive’s position.
          (b) Commitment of Full Time Efforts. Executive agrees to devote substantially his full working time, attention and energies to the performance of his duties for Employer, provided, however, that it shall not be a violation of this Agreement for Executive to (i) serve on civic or charitable boards or committees, (ii) serve on corporate boards or committees, provided (A) the related companies are not engaged in competition with Employer and (B) such service does not interfere materially with the performance of Executive’s responsibilities in accordance with this Agreement, (iii) give speeches and make media appearances to discuss matters of public interest (so long as such shall not involve Employer in matters of political, religious or social controversy), and (iv) manage his personal investments, so long as the foregoing activities do not interfere materially with the performance of Executive’s responsibilities in accordance with this Agreement.
4. Place of Performance. Executive shall perform his duties for Employer from Employer’s corporate offices at 4000 International Parkway, Carrollton, Texas 75007, or at any other address in Dallas County or Collin County, Texas to which the corporate offices may be moved in the future.
5. Compensation and Related Matters.
     (a) Base Salary. As compensation for the performance by Executive of his obligations hereunder, during the Employment Period, Employer shall pay Executive a base annual salary at a rate not less than Two Hundred Sixty-Five Thousand and No/100 Dollars (US$265,000) per year until December 31, 2003, and thereafter not less than Two Hundred Seventy-Five Thousand and No/100 Dollars (US$275,000) per year (the base salary, at the rate in effect from time to time, is hereinafter referred to as the “Base Salary”). Base Salary shall be paid in approximately equal installments in accordance with Employer’s customary payroll practices and legal requirements regarding withholding and deductions. During the Employment Period, the Base Salary shall be reviewed no less frequently than annually (commencing in 2004) to determine whether or not the same should be adjusted in light of the duties, responsibilities and performance of Executive and other relevant factors.
     (b) Annual Bonus. As compensation for services rendered during the Employment Period, Executive shall be eligible to participate in Employer’s annual bonus plan on terms no less favorable than other senior executives of Employer. Executive will be eligible for an annual bonus with a target of not less than fifty percent (50%) of his Base Salary and a potential of up to one hundred percent (100%) of Base Salary. The performance criteria shall be as established by the Compensation Committee of Employer’s Board of Directors and shall be consistent with criteria established for other senior executives of Employer. To be eligible for the Annual Bonus, Executive must be employed by Employer on December 31 of the year with regard to which the Annual Bonus is applicable.
     (c) Expenses and Vacations. Employer, according to its standard travel policy, shall reimburse Executive for all reasonable, in-policy business expenses upon the presentation of itemized statements of such expenses, including, without limitation, reasonable expenses for travel by private aircraft provided that such expenses are no more than actual cost. It shall be considered reasonable for Executive to travel by private aircraft, provided such method of travel significantly reduces associated travel time or is otherwise cost effective because of the number of persons traveling or the destination of travel, provided that such expenses shall not exceed $150,000 per year. Executive shall be entitled to four weeks paid vacation per year, in accordance with Employer’s vacation policy and practice applicable to senior executive of Employer.

          (d) Fringe Benefits and Perquisites. During the Employment Period, Employer shall make available to Executive all the fringe benefits and perquisites that are made available to other senior Executives of Employer.
          (e) Other Benefits. During the Employment Period, Executive shall be eligible to participate in all other employee welfare benefit plans and other benefit programs (including group life insurance, medical and dental insurance, and accident and disability insurance) made available generally to employees or senior executives of Employer.
6. Termination. Executive’s employment hereunder may be terminated under the following circumstances, in each case subject to the provisions of this Agreement:
          (a) Death. Executive’s employment hereunder shall terminate upon his death.
          (b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis (i) for a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, and, in either case, within thirty (30) days after written Notice of Termination (as described in Section 7(a) hereof) is given, Executive shall not have returned to the performance of his duties hereunder on a full-time basis, Employer may terminate Executive’s employment hereunder for “Disability.”
          (c) Cause. Employer may terminate Executive’s employment hereunder for Cause. In the event of a termination under this Section 6(c), the Date of Termination shall be the date set forth in the Notice of Termination. For purposes of this Agreement, “Cause” means the occurrence of any of the following events: (i) Executive’s conviction for any criminal acts involving fraud or moral turpitude; (ii) Executive’s knowingly making a materially false statement to Employer’s auditors or legal counsel; (iii) Executive’s knowing falsification of any corporate document or form; (iv) any material breach by Executive of Executive’s material obligations to Employer or of any published policy of Employer, which in either case results in material damage to Employer; (v) any material breach by Executive of the provisions of Section 10 of this Agreement which results in material damage to Employer; (vi) Executive’s knowingly making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in the business and financial matters of Employer; (vii) Executive’s continued performance of Executive’s duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner subsequent to written notice thereof by Employer which notice specifies with reasonable clarity the failure to perform alleged to give rise to Cause and provides not less than 10 days for Executive to cure the asserted defective behavior (in no case, however, shall Employer be required to give more than one notice as to a particular type of failure). If the grounds for “Cause” is a specified in the immediately preceding clauses (ii) through (vii), Employer will give Executive ten (10) days notice in writing specifying the acts or omissions alleged to give rise to Cause, with an opportunity to cure prior to termination of his employment.
          (d) Good Reason. Executive may terminate his employment hereunder for “Good Reason” in the event of any material failure on the part of Employer to comply with any of its material obligations under this Agreement, which failure has not been cured within ten (10) days after written notice thereof has been given by Executive to Employer specifying the acts or omissions of Employer alleged to give rise to Good Reason. Without limiting the generality of the preceding sentence, should Employer fail to continue Executive’s status as the President and Chief Executive Officer of Employer or to accord him the powers, duties, reporting responsibilities and perquisites contemplated in Section 3(a), such shall constitute Good Reason.
          (e) Other Terminations. Employer may terminate Executive’s employment hereunder other than for Cause or Disability, and Executive may terminate his employment other than for Good Reason in each case subject to the provisions of this Agreement
7. Termination Procedure.
          (a) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than termination pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14.
          (b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated pursuant to Section 6(c)(i), the date specified in the Notice of Termination, (iv) if Executive’s employment is terminated pursuant to Section 6(c)(ii) through (vii), ten (10) days after the date specified in the Notice of Termination, if Executive’s breach shall be uncured; and (v) if Executive terminates his employment for Good Reason, ten (10) days after Notice of Termination if Employer’s breach shall be uncured.
8. Compensation Upon Termination.
          (a) Death; Disability; Reason. If Executive’s employment is terminated by reason of his death or Disability, Employer shall pay to Executive (or his legal representatives or estate or as may be directed by the legal representatives of his estate, as the case may be) (i) six (6) equal monthly installments of an amount per installment equal to one-twelfth of Executive’s Base Salary (determined as of the Date of Termination) and (ii) a lump sum cash payment, within five days following such Date of Termination, of an amount equal to any earned but unpaid Base Salary or bonus due to Executive in respect of periods through the Date of Termination plus accrued vacation in accordance with Employer’s vacation policy, subject to all required deductions and withholdings (the “Accrued Amounts”).
          (b) Cause or By Executive Other than for Good Reason. If Executive’s employment is terminated by Employer for Cause or by Executive other than for Good Reason, then Employer shall pay Executive, within five (5) days following such Date of Termination, in a lump sum cash payment, the Accrued Amounts.

          (c) Severance Payment. Except in the event of the Liquidation of the Company (as defined in the certificate of incorporation of the Company) or cessation of its business operations in the ordinary course for any reason, if Executive’s employment is terminated by Employer without Cause or by Executive for Good Reason, Employer shall pay to Executive, within five (5) days an amount (“Severance Payment”) equal to 150% of Executive’s annual base salary plus target bonus for the year in question, calculated as of the Date of Termination; provided, that the target bonus amount will be paid after the end of the year in question, based on achievement of any criteria or conditions to the payment of the target bonus which are contingent on the earnings or other financial performance of Employer for such year.
9. No Mitigation. Executive shall not be required to mitigate amounts payable pursuant to Section 8 of this Agreement by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Employer or otherwise.
10. Confidentiality; Non-Competition.
          (a) Non-Disclosure and Non-Use of Confidential Information. Executive shall not disclose any Employer Confidential Information to any third party (other than accountants, lawyers and other third parties engaged by and working at the behest of Employer) without the specific consent of Employer and shall use Employer Confidential Information solely for the benefit of Employer. Executive shall hold all and any Employer Confidential Information in confidence.
          (b) Definition of Employer Confidential Information. For purposes of this Agreement, “Employer Confidential information” includes, in whatever form or format, all information, disclosed to or known to Executive as a direct or indirect consequence of or through Executive’s employment with Employer about Employer, its parents or subsidiaries, its technology, finances, business methods, plans, operations, services, products and processes (whether existing or contemplated), or any of its executives, clients, agents or suppliers, including all information relating to software programs, source codes or object codes; computer systems; computer systems analyses, testing results; flow charts and designs; product specifications and documentation; user documentation; sales plans; sales records; sales literature; customer lists and files; research and development projects or plans; marketing and merchandising plans and strategies; pricing strategies; price lists; sales or licensing terms and conditions; consulting sources; supply and service sources; procedure or policy manuals; legal matters; financial statements; financing methods; financial projections; and the terms and conditions of business arrangements with its parent, clients, suppliers, banks, or other financial institutions. For purposes of this Agreement, “Employer Confidential Information” does not include any information which Executive demonstrates (a) was or becomes generally available to the public prior to and other than a result of, a disclosure by Executive or his representatives, or (b) becomes available to Executive on a nonconfidential basis prior to its disclosure from a source who is not bound by a contractual, legal, fiduciary, or other confidentiality obligation with respect to such information, or (c) is required to be disclosed under subpoena or otherwise under applicable law.

          (c) Non-Competition. In consideration of Employers promises and payments under this Agreement, Executive agrees that, during the Employment Period and, for a period of three years thereafter (the “Restricted Period”), Executive shall not (as principal, agent, executive, consultant, volunteer or otherwise), engage (other than on behalf of Employer or its affiliates) directly or indirectly, in a Competing Business (as defined below) anywhere in the territory of the United States, or, without the prior consent of Employer, directly or indirectly, advise, own an interest in, manage, operate, join, control, lend money or render financial, technical or other assistance (other than customary professional courtesies afforded to members of the business community) to or participate in or be connected with, as an officer, executive, partner, stockholder, consultant, advisor or other similar capacity, any Competing Business; provided, however, that ownership of securities having no more than one percent of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this sub-section so long as Executive has no other connection or relationship with such competitor that would not be permitted hereby. For purposes hereof, “Competing Business” means the business of developing, designing, publishing, marketing, maintaining or distributing databases and software applications which are competitive with products or services of Employer, are generally referred to as “multi-family apartment community management applications” and are generally used at apartment communities by personnel engaged in the operation, leasing, pricing, promotion and maintenance of apartment units. Without limitation of the foregoing, multi-family apartment community management applications and data bases shall include software used in screening potential residents, performing accounting functions, providing a community web site, providing resident incentives, performing market research, and communicating via the Internet with applicants, residents, service providers, suppliers and advertising providers. This Section 10(c) shall be contingent upon Employer performing its obligations under Section 8 of this Agreement.
          (d) Non-Interference with Licensees. Executive hereby agrees that, during the Restricted Period (other than on behalf of Employer or its affiliates), Executive shall not in any way directly or indirectly, for the purpose of conducting or engaging in a Competing Business, call upon, solicit, respond to, advise or otherwise do, or attempt to do business with any then-existing or Past customer or licensee of Employer or any affiliate of Employer or take away or attempt to interfere with any then-existing or Past customer, licensee, trade, business or patronage of Employer or any affiliate. For purposes of this Section 10(d), the term “Past” customer or “Past” licensee shall refer to any former customer or licensee of Employer within six (6) months of their having ceased to be a customer or licensee of Employer. Subject to the provisions of Section 3(b) hereof, during the Restricted Period, Executive may offer any product or service to the multifamily industry so long as such is not done for the purpose of conducting or engaging in a Competing Business.
          (e) Non-Interference with Employees. Executive hereby agrees, during the Restricted Period, that Executive shall not, directly or indirectly, hire or retain, or attempt to hire or retain, any of Employer’s then-existing or Past officers, executives, employees, representatives, consultants or agents and shall not induce any such to give up employment with or representation of Employer or any affiliate, and shall and not otherwise interfere with, or attempt to interfere with, the relationship of any such with Employer or any affiliate. For purposes of this Section 10(e), the term “Past” officer, executive, employee, representative, consultant or agent of Employer shall refer to any former officer, executive, employee, representative, consultant or agent of Employer within six

(6) months of their having ceased to be an officer, executive, employee, representative, consultant or agent of Employer or any affiliate.
          (f) Non-Interference with Business Relationships. Executive hereby agrees, during the Restricted Period, that Executive shall not, directly or indirectly, for the purpose of conducting or engaging in a Competing Business, attempt to interfere with, impair, or adversely affect any contractual relationships or business relationships between the Company and any of the technology or distribution companies with whom the Company has strategic relationships.
          (g) Non-Disparagement. Executive hereby agrees, that during the Restricted Period, Executive shall not disparage either orally or in writing the Company, its products or services, or its officers, directors, or employees.
          (h) Injunctive Relief. Executive recognizes and agrees that the injury the Company will suffer in the event of a breach of this Section 10 may cause the Company irreparable injury that cannot adequately be compensated by monetary damages alone. Therefore, in the event of a breach of this Section 10 by Executive, or any attempted or threatened breach, Executive agrees that the Company, without limiting any legal or equitable remedies available to it, may be entitled to equitable relief by preliminary and permanent injunction or otherwise, without the necessity of posting any bond or undertaking, against Executive and/or the business enterprise with which Executive may have become associated, from any court of competent jurisdiction.
     11. Reasonableness of Restrictions. Executive expressly acknowledges and agrees that the covenants and restrictive agreements contained in this Agreement are reasonable as to scope, location, and duration and that observation thereof will not cause Executive undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood and practice Executive’s present skills and trades. Executive has consulted with legal counsel of his selection regarding the meaning of such covenants and restrictions, which have been explained to his satisfaction.
12. Successors; Binding Agreement.
          (a) Employer’s Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its businesses and/or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of a material provision of this Agreement and shall entitle Executive to compensation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, the “Employer” shall mean Employer as hereinbefore defined and any successor to the business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive’s Successors. This Agreement shall not be assignable by Executive. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.
13. Indemnification. To the fullest extent permitted by law, Employer shall indemnify Executive (including the advancement of legal, accounting and other expert expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred by Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of performing his responsibilities as an officer or executive of Employer or any of its subsidiaries; except that, Employer shall have no such duty of indemnification with regard to claims or suits brought, for any reason, against Executive by any former employer of Executive.
14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered to a national overnight delivery service or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as set forth in the Preamble of this Agreement or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. No notices may be given via e-mail or facsimile transmission.
15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17. Withholding. Notwithstanding any other provision of this Agreement, Employer may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
18. Executive’s Representations, Warranties and Covenants. Executive represents, warrants and covenants to Employer that (i) the terms of this Agreement and his employment by the Employer do not and will not breach any agreement between Executive and any other entity; (ii) that Executive has not previously assumed any obligations inconsistent with those of this Agreement; (iii) that Executive will not disclose to the Employer, or to any director, officer, executive or agent thereof, any confidential or proprietary information or material belonging to any other entity, including, without limitation, Executive’s previous employer; and (iv) that during Executive’s employment by Employer, he will not use or attempt to use without prior permission of the owner thereof, any confidential or proprietary information or material belonging to any other entity in behalf of the Employer. Executive further agrees and covenants that, during the term of this Agreement and his employment by Employer, he will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to employment with Employer, and Executive will not disclose to Employer, or induce or cause Employer to use, any confidential or proprietary information or material belonging to any previous employer or others.
19. Governance of Employment Relationship. To the extent not governed by the specific provisions hereof, the employment relationship between Executive and Employer shall be governed by the Employer’s general rules, policies, procedures and plans relating to employment and executive benefits.
20. Outside Fees. Except for consulting fees and payments received through December 31, 2003, by Executive or Seren Capital, Ltd. under the Advisory and Management Agreement dated December 1, 1998 between the Company and Seren Capital, Ltd., Executive agrees and covenants not to solicit or receive any income or other compensation from any third party doing business with Employer, including, without limitation, any supplier, client, customer, or executive of Employer, in connection with his employment with Employer.
21. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and an authorized officer of Employer. No waiver by any party hereto at any time of any breach by the other parties hereto of, or compliance with, any condition or provision of this Agreement to be performed by any such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Any termination of Executive’s employment or of this Agreement shall have no effect on any continuing obligations arising under this Agreement, including without limitation, the right of Executive to receive payments pursuant to Section 8 hereof and the obligations of Executive described in Section 10 hereof.
22. Applicable Law, Venue, Jurisdiction and Arbitration. This Agreement shall be deemed to have been executed by the Parties in and shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas (excluding any conflicts-of-law rule or principle of Texas law that might refer the governance, construction or interpretation of this Agreement to the laws of another state). In the event of a dispute or in the event of any other legal action arising out of or in connection with this Agreement the exclusive jurisdiction and venue for such legal action or proceeding shall be the general civil trial courts of Denton County, Texas, or the United States District Court having jurisdiction in Denton County, Texas. Each Party irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. Employer shall have the option, in the event of a dispute arising out of or relating to this Agreement, to submit said dispute to arbitration in Denton County, Texas, pursuant to the rules of the American Arbitration Association. The decision of the Arbitrator shall be final and binding on the parties and judgment upon the award may be entered in any of the aforementioned courts having jurisdiction over this Agreement.

23. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, letters of intent, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, executive or representative of any party hereto; and any prior agreement of the parties hereto in respect to the subject matter contained herein. Executive acknowledges and agrees that no officer, executive or representative of Employer is authorized to offer any term or condition of employment which is in addition to or different that those set forth in this Agreement.
     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement on the Effective Date.
REALPAGE, INC.

/s/ Jim Harrison

By:	Jim Harrison
Its:	Secretary

/s/ Stephen T. Winn

Stephen T. Winn, an individual